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                                                                   EXHIBIT 99.2
                                                                   ------------

FOR IMMEDIATE RELEASE                                CONTACT:
---------------------                                -------
June 10, 1997                                        Crystal L. Revak, Director
                                                     Investor Relations
                                                     (330) 544-7622



                   RMI TITANIUM COMPANY ANNOUNCES INVESTMENT.
                            RIGHTS PLAN ALSO ADOPTED.

                  Niles, Ohio - RMI Titanium Company (NYSE; RTI) announced today its intention to invest in Galt Alloys, Inc., located in Canton, Ohio. Galt is the largest domestic manufacturer of ferrotitanium and a producer and worldwide distributor of specialty alloys to ferrous and nonferrous customers. The two companies have signed a letter of intent for a transaction that would result in RMI owning 90% of Galt's common stock and Galt undertaking a major expansion program designed to enable Galt to better serve the titanium industry and its customers.

                  The expansion, estimated to cost approximately $18 million, will include a new scrap preparation facility, a plasma consolidation furnace with a 5 million pound annual capacity and a plasma hearth furnace with a 7 million pound annual capacity. The scrap preparation line is expected to be operational in mid 1998. The consolidation furnace is expected to be in production by the end of 1998 and the hearth furnace in early 1999.

                  RMI, which has the industry's largest domestic capacity for vacuum arc melting, currently purchases scrap preparation and hearth melting services from third parties. The investment in Galt will enable RMI to reduce its costs for these services, increase its utilization of lower cost scrap and increase throughput at its mill product facility in Niles.

                  The transaction is subject to certain conditions including regulatory filings and is expected to be completed by July 31, 1997.

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RMI TITANIUM COMPANY
June 10, 1997
Page 2 of 2

                  In an unrelated action, RMI's board adopted a share purchase rights plan that provides for rights to be issued to stockholders of record on June 19, 1997.

                  According to Timothy G. Rupert, Executive Vice President and Chief Financial Officer, "This action was taken after long and careful study, and was not taken in response to any pending takeover or proposed change in control of the Company. The Rights Plan is intended to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its stockholders. The adoption of a share purchase rights plan has become common practice in major American companies and a well-accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover."

                  Under the plan, the rights will initially trade together with RMI Titanium Company common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire RMI Titanium Company common stock at a discounted price if a person or group acquires 20 percent or more (or 30% for USX Corporation since it currently owns 27%) of the outstanding shares of RMI Titanium Company common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

                  RMI Titanium Company's Directors may, at their option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire June 19, 2007, unless earlier redeemed, exchanged or amended by the Directors.

                  The issuance of the rights is not a taxable event, will not affect RMI Titanium Company's reported financial condition or results of operations (including earnings per share) and will not change the way in which RMI Titanium Company common stock is currently traded.

                  RMI Titanium Company, headquartered in Niles, Ohio, manufactures titanium mill products, hot-formed and superplastically formed parts, and titanium powder. The Company's products are used for fabricated components in commercial and military aircraft and engines, energy exploration and refining, chemical processing equipment, pulp and paper production facilities, medical implants and consumer goods.

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